Exhibit 8.1

LIST OF SUBSIDIARIES

	Country of incorporation	Percentage of voting interest at December 31, 2006
Afinco Américas Madeira, SGPS, Soc. Unipessoal Lda.	Portugal	100%
Banco Fiat S.A.	Brazil	99.99%
Banco Itaú Buen Ayre S.A.	Argentina	99.99%
Banco Itaú Cartões S.A.	Brazil	99.99%
Banco Itaú S.A.	Brazil	100%
Banco ItauBank S.A. (1)	Brazil	100%
Banco Itaú BBA S.A.	Brazil	74.49%
Banco Itaucard S.A (2)	Brazil	99.99%
Banco Itaucred Financiamentos S.A.	Brazil	99.99%
Cia Itaú de Capitalização	Brazil	99.99%
Cia Itauleasing de Arrendamento Mercantil	Brazil	99.99%
Fiat Administradora de Consórcios Ltda.	Brazil	99.99%
FAI - Financeira Americanas Itaú S.A Crédito, Financiamento e Investimento (3)	Brazil	50.00%
Financeira Itaú CBD S.A Crédito, Financiamento e Investimento (4)	Brazil	50.00%
Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	99.99%
Itaú Administradora de Consórcios Ltda.	Brazil	99.99%
Itaú Bank, Ltd.	Cayman Island	100%
Itaú Corretora de Valores S.A.	Brazil	99.99%
Itaú Distribuidora de Títulos e Valores Mobiliários S.A.	Brazil	99.99%
Itaú Seguros S.A.	Brazil	100%
Itaú Vida e Previdência S.A.	Brazil	100%
Itaú BBA Participações S.A.	Brazil	50.00%
Orbitall Serviços e Processamento e Informatização Comercial S.A. (5)	Brazil	99.99%

(1) Consolidated since its acquisition in August 2006.

(2) New name of Itaucard Financeira S.A. Crédito, Financiamento e Investimento.

(3) Consolidated since its acquisition in April 2005.

(4) Consolidated since its acquisition in August 2004.

(5) On December 2004, an additional interest of 66.66% has been acquired, resulting on consolidation as from that date. Previously accounted following the equity method.